Exhibit 99.1

The Goldman Sachs Group, Inc. | 200 West Street | New York, New York 10282

Retirement of John H. Bryan and Lois D. Juliber from Goldman Sachs Board of Directors and Appointment of New Lead Director and New Audit Committee Chair

NEW YORK, April 2, 2012 – The Goldman Sachs Group, Inc. (NYSE: GS) (the “Company”) today announced the following changes to its Board of Directors:

John H. Bryan will not stand for re-election at the Company’s 2012 Annual Meeting of Shareholders consistent with the Company’s retirement policy under its Corporate Governance Guidelines. Mr. Bryan has been a director and a member of each of the standing committees of the Board since November 1999; in addition, he serves as our Lead Director and as Chair of the Board’s Corporate Governance and Nominating Committee.

Effective upon Mr. Bryan’s retirement, James J. Schiro will be the Board’s new Lead Director and Chair of the Corporate Governance and Nominating Committee. Mr. Schiro has served as a director since May 2009 and as Chair of the Audit Committee since September 2010. Mr. Schiro previously was the Chief Executive Officer of Zurich Financial Services, and, prior to that, served as Chief Executive Officer of PricewaterhouseCoopers LLP.

M. Michele Burns, who has served as a director since October 2011, will be replacing Mr. Schiro as Chair of the Board’s Audit Committee. Ms. Burns is currently serving as the Executive Director and Chief Executive Officer of the Retirement Policy Center, which is sponsored by Marsh & McLennan Companies, Inc. Previously, Ms. Burns was the Chairman and Chief Executive Officer of Mercer, a subsidiary of Marsh & McLennan Companies, Inc.

Lois D. Juliber will not stand for re-election to the Board of Directors at the 2012 Annual Meeting of Shareholders as a result of increasing time commitments associated with her other activities. Ms. Juliber has been a director of Goldman Sachs since March 2004. During that time, she served as a member of each of the standing committees of the Board.

“On behalf of the people of Goldman Sachs, I want to thank John for his extraordinary service to our firm since we became a public company. Throughout his tenure, he demonstrated the judgment, temperament and independent thinking that define an outstanding director,” said Lloyd C. Blankfein, Chairman and CEO of the Company. “I am pleased that Jim Schiro will become our new Lead Director and Chair of the Corporate Governance and Nominating Committee. Since joining our Board, Jim has been an influential voice, and I know our people and our shareholders will benefit greatly from his deep experience in his new role on our Board. We appreciate Michele Burns’ willingness to serve as Chair of the Audit Committee. Her background in finance, including as a CFO at several public companies, will be of tremendous value. Finally, I want to thank Lois Juliber for contributing her expertise and uncommon wisdom, particularly in her recent role helping to oversee the work of the Business Standards Committee.”

# # #

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

Media Contact: David Wells	Investor Contact: Dane Holmes
Tel: 212-902-5400	Tel: 212-902-0300